Exhibit 5(a)
BLAKE, CASSELS & GRAYDON LLP
BARRISTERS & SOLICITORS | PATENT & TRADE-MARK AGENTS

Box 25, Commerce Court West
199 Bay Street
Toronto, Ontario, Canada
M5L 1A9

September 18, 2006

Deliveries: 28th Floor
Telephone: 416.863.2400
Facsimile: 416.863.2653
www.blakes.com

Stratos Global Corporation
6901 Rockledge Drive
Suite 900	Reference: 52604/102
Bethesda, Maryland
20817 U.S.A.
Dear Sirs/Mesdames:
     Re:      Stratos Global Corporation
     re:      Offering of 9 7/8 % Senior Unsecured Notes due 2013
     We have acted as Canadian counsel to Stratos Global Corporation (the “Company”), Stratos Wireless Inc. (“SWI”) and Stratos Canada Inc. (“SCI” and, together with SWI, the “CBCA Guarantors”) in connection with the issue by the Company of up to US$150,000,000 aggregate principal amount of the Company’s 9 7/8 % Senior Notes due 2013 (the “Exchange Notes”) in exchange for a like principal amount of the Company’s 9 7/8 % Senior Notes due 2013 originally issued on February 13, 2006 (the “Original Notes”) pursuant to a Registration Statement filed with the Securities and Exchange Commission on Form F-4. The Original Notes were issued, and the Exchange Notes will be issued, under an indenture dated February 13, 2006 among the Company, the Guarantors named therein and JP Morgan Trust Company, National Association as trustee (the “Indenture”). The Original Notes are, and the Exchange Notes will be, guaranteed by the Guarantors (as defined in the Indenture), including the CBCA Guarantors.
Materials Reviewed
     As Canadian counsel to the Company and the CBCA Guarantors, we examined original, photocopies, facsimile copies or electronically retrieved copies of, among other things, the Indenture.
     The Indenture is governed by the laws of the State of New York and not by the laws of Canada.
     We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates,
Montréal • Ottawa • Toronto • Calgary • Vancouver • New York • Chicago • London • Beijing

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instruments and other documents as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including the following:
(a)	a certificate of compliance for each of the Company and the CBCA Guarantors issued by Industry Canada on Sept 14, 2006 (the “Compliance Certificates”); and

(b)	a certificate of an officer of each of the Company and the CBCA Guarantors (the “General Certificate”) including, among other things, (i) the currently effective articles and by-laws of each of the Company and the CBCA Guarantors (the “Constating Documents”), (ii) the resolutions of the Board of Directors of each of the Company and the CBCA Guarantors authorizing, among other things, the execution, delivery and performance of the Indenture, and (iii) the identity and specimen signatures of officers authorized to execute and deliver documentation in connection with this offering.
     We have also considered such questions of Canadian law as we have deemed relevant and necessary as a basis for the opinions expressed below.
Assumptions and Reliance
     We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based on legislation and regulations in effect on the date hereof. We assume no obligation to revise, amend or supplement this opinion should applicable laws of any jurisdiction be amended or changed subsequent to the date hereof by legislative action, judicial decision or otherwise.
     In expressing the opinions set forth in paragraphs 1 and 3 below, we have relied exclusively upon the Compliance Certificates and the General Certificate.
     In expressing the opinions set forth in paragraphs 4, 5 and 6 below we have relied upon the General Certificate with respect to certain factual matters.
     For the purpose of our opinions expressed below, we have made the following additional assumptions or relied on the following additional matters, as the case may be:
(a)	with respect to all documents and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof;

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(b)	we have assumed that each of the Compliance Certificates continues to be accurate on the date of this letter as if issued on such date; and

(c)	we have not conducted any independent investigation or verification or undertaken any other action to confirm the accuracy, completeness or fairness of the information contained in the General Certificate.
     For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.
Opinions
     Based upon and subject to the foregoing and to the qualifications expressed below, we are of the opinion that on the date hereof:
1.	The Company is a corporation continued under the Canada Business Corporations Act and not discontinued under that Act and has not been dissolved.

2.	The Company has corporate power and corporate capacity to enter into the Indenture.

3.	Each CBCA Guarantor is a corporation incorporated under the Canada Business Corporations Act and not discontinued under that Act and has not been dissolved.

4.	Each CBCA Guarantor has corporate power and corporate capacity to enter into the Indenture (including the terms of the Guarantees contained therein).

5.	Each of the Company and the CBCA Guarantors has taken all necessary corporate action to authorize the execution and delivery of the Indenture (which includes the terms of the Guarantees).

6.	The Indenture (which includes the terms of the Guarantees) has been duly executed and delivered by the Company and the CBCA Guarantors, to the extent such execution and delivery is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
* * * * *
     This opinion is provided solely for the benefit of the addressees in connection with the registration of the Exchange Notes and the Guarantees with the Securities and Exchange Commission and may not be quoted from or otherwise referred to in any other documents or

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relied upon by you for any other purpose or quoted to, referred to or used by any other person in connection with this or any other matter or transaction.
     We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours very truly,
/s/ Blake, Cassels & Graydon LLP

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